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                                                               EXHIBIT (h)(9)(b)

[LOGO] American General
       Life Companies

                               November ___, 2010

Goldman Sachs Variable Insurance Trust
One New York Plaza
37th Floor
New York, New York 10004

Re:      (1)      Participation Agreement dated June 1, 1998 between American
                  International Life Assurance Company of New York ("AI Life"),
                  Goldman Sachs Variable Insurance Trust (the "Trust") and
                  Goldman, Sachs & Co. ("Participation Agreement")
         (2)      Variable Annuity Shareholder Information Agreement dated April
                  16, 2007 between Goldman, Sachs & Co. and AI Life ("Rule 22c-2
                  Agreement") (the Participation Agreement and Rule 22c-2
                  Agreement are collectively referred to hereinafter as the "Agreements")

Dear Fund Partner:

         As you may already be aware, AI Life will be merging with and into The United States Life Insurance Company in the City of New York ("USL"), the surviving company, effective December 31, 2010 (hereinafter referred to as the "Merger").

         Your fund trust company may have agreements with AI Life pursuant to which the trust acted as an investment vehicle for separate accounts established by AI Life for variable life insurance policies and variable annuity contracts (the "Contracts").

         As a result of the Merger, if AI Life was a party to the Agreements, then all rights, duties and obligations arising under the Agreements would be effectively assigned to USL which company will assume the rights, duties and obligations of AI Life thereunder.

         Pursuant to Section 13.3 of the Participation Agreement, AI Life hereby requests your consent to the assignment of its rights, duties and obligations under such agreement to USL. Pursuant to Paragraph 8 of the Rule 22c-2 Agreement, AI Life also requests your consent to the assignment of the rights, duties and obligations of AI Life under the Rule 22c-2 Agreement to USL. Please indicate your consent to these assignments by signing below. The consent to the assignments will be effective December 31, 2010.

         To the extent that provisions of the Agreements and this Amendment are in conflict, the terms of this Amendment shall control. Except to the extent amended by this Amendment, the Agreements shall remain unchanged and in full force and effect, and are hereby ratified and confirmed in all respects as amended hereby.

         If you have any questions regarding this matter, please contact _______________ at ___________________ or ___________________ at _____________.

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AMERICAN INTERNATIONAL LIFE
ASSURANCE COMPANY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

THE UNITED STATES LIFE INSURANCE
COMPANY IN THE CITY OF NEW YORK

                                           ATTEST:

By:                                        By:
   ----------------------------------         ----------------------------------

Consented to, Acknowledged and Agreed:

GOLDMAN, SACHS & CO.


By:
   ----------------------------------
    Name:
    Title:

GOLDMAN SACHS VARIABLE INSURANCE TRUST


By:
   ----------------------------------
    Name:
    Title:

                      AMERICAN GENERAL LIFE COMPANIES, LLC
                 2929 Allen Parkway, A30-25 . Houston, TX 77019